As filed with the Securities and Exchange Commission on April 12, 2006
Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POSITRON CORPORATION
(Exact name of Registrant as specified in its charter)

Texas	76-0083622
(State of Incorporation)	(I.R.S. Employer Identification No.)

1304 Langham Creek Drive, #300
Houston, Texas 77084
Telephone: (281) 492-7100
(Address, including zip code, of Registrant's principal executive offices)

POSITRON CORPORATION 2006 STOCK INCENTIVE PLAN
(Full title of the plans)

Patrick G. Rooney
Chairman of the Board
Positron Corporation
1304 Langham Creek Drive, #300
Houston, Texas 77084
Telephone: (281) 492-7100
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Roger S. Mertz, Esq.
Allen Matkins Leck Gamble & Mallory LLP
Three Embarcadero Center, 12th Floor
San Francisco, CA  94111
Tel:  (415) 273-7479

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value (options available for future grant)	5,000,000	$0.125	$625,000	$66.88

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.'
(2)
Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee. Based on the average of the high and low prices per share of the Registrant's common stock as reported on the OTC Bulletin Board on April 5, 2006, because the price at which the options to be granted in the future may be exercised is not currently determinable.

The Exhibit Index for this Registration Statement follows the signature page.

POSITRON CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this Registration Statement:

1.	Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Commission on April 5, 2006 (File No. 000-24092).

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of Registrant's fiscal year ended December 31, 2005.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which registers all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference (other than information furnished pursuant to Item 2.02 or 7.01 on Form 8-K, unless otherwise indicated therein) in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

The Registrant's authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value (the "Common Stock") and 10,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock").

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time-to-time determine. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in the Registrant's Amended and Restated Articles of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of the Registrant, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock

The Company is authorized, subject to limitations prescribed by Texas law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. The Company currently has three classes of preferred stock outstanding, which are the Series A 8% Cumulative Convertible Redeemable Preferred Stock $1.00 par value ("Series A Preferred Stock"), Series C Preferred Stock $1.00 par value ("Series C Preferred Stock") and Series G Preferred Stock $1.00 par value ("Series G Preferred Stock").

Series A Preferred Stock

Subject to adjustment based on issuance of shares at less than fair market value, each share of the Series A Preferred Stock was initially convertible into one share of Common Stock. Eight percent dividends accrue on the Series A Preferred Stock and may be paid in cash or in Series A Preferred Stock at the discretion of the Registrant. The Series A Preferred Stock is senior to the Registrant's Common Stock in liquidation. Holders of the Series A Preferred stock may vote on an as if converted basis on any matter requiring shareholder vote. While the Series A Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Registrant. As of December 31, 2005 and 2004, stated dividends that are undeclared and unpaid on the Series A Preferred Stock total $448,000 and $399,000. The Registrant anticipates that such dividends, if and when declared, will be paid in shares of Series A Preferred Stock. The Series A Preferred Stock may be redeemed in whole or in part, at the option of the Registrant, at any time subsequent to March 1998 at a price of $1.46 per share plus any undeclared and/or unpaid dividends to the date of redemption. Redemption requires at least 30 days advanced notice and notice may only be given if the Registrant's Common Stock has closed above $2.00 per share for the twenty consecutive trading days prior to the notice.

Series C Preferred Stock

The Registrant has designated 840,000 shares out of its 10,000,000 shares of authorized preferred stock as Series C Preferred Stock. Each share of the Series C Preferred Stock is convertible into 50 shares of Common Stock. Six percent dividends accrue on the Series C Preferred Stock and may be paid in cash or in Common Stock depending on the Registrant's operating cash flow. The Series C Preferred Stock is senior to the Registrant's Common Stock and junior in priority to the Registrant's Series A Preferred Stock in liquidation. Holders of the Series C Preferred Stock are entitled to 130 votes per share on any matter requiring shareholder vote. While the Series C Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Registrant. The Series C Preferred Stock may be redeemed in whole or in part, at the option of the Registrant, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption. As of December 31, 2005, stated dividends that are undeclared and unpaid on the Series C Preferred Stock total $46,000. The Registrant anticipates that such dividends, if and when declared, will be paid in shares of Common Stock.

Series D Preferred Stock

The Registrant has designated 1,560,000 shares out of its 10,000,000 shares of authorized preferred stock as Series D Preferred Stock $1.00 par value ("Series D Preferred Stock"). Each share of the Series D Preferred Stock is convertible into 40 shares of Common Stock. Six percent dividends accrue on the Series D Preferred Stock and may be paid in cash or in Common Stock depending on the Registrant's operating cash flow. The Series D Preferred Stock is senior to the Registrant's Common Stock and junior in priority to the Registrant's Series A and C Preferred Stock in liquidation. Except as required by law and in the case of various actions affecting the rights of the Series D Preferred Stock, holders of the Series D Preferred Stock are not entitled to vote on matters requiring shareholder vote. While the Series D Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Registrant. The Series D Preferred Stock may be redeemed in whole or in part, at the option of the Registrant, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption. Currently no shares of Series D Preferred Stock are outstanding. However, the Registrant has issued 10% secured convertible promissory notes in the principal amount of $696,850, which remain outstanding and are convertible into 696,850 shares of Series D Preferred Stock.

Series E Preferred Stock

The Registrant has designated 1,200,000 shares out of its 10,000,000 shares of authorized preferred stock as Series E Preferred Stock $1.00 par value ("Series E Preferred Stock"). Each share of the Series E Preferred Stock is convertible into 22 shares of Common Stock. Six percent dividends accrue on the Series E Preferred Stock and may be paid in cash or in Common Stock depending on the Registrant's operating cash flow. The Series E Preferred Stock is senior to the Registrant's Common Stock and junior in priority to the Registrant's Series A, C and D Preferred Stock in liquidation. Except as required by law and in the case of various actions affecting the rights of the Series E Preferred Stock, holders of the Series E Preferred Stock are not entitled to vote on matters requiring shareholder vote. While the Series E Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Registrant. The Series E Preferred Stock may be redeemed in whole or in part, at the option of the Registrant, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption. Currently no shares of Series E Preferred Stock are outstanding. However, the Registrant has issued 10% secured convertible promissory notes in the principal amount of $1,100,000, which are convertible into 1,100,000 shares of Series E Preferred Stock.

Series F Preferred Stock

The Registrant has designated 600,000 shares out of its 10,000,000 shares of authorized preferred stock as Series F Preferred Stock $1.00 par value ("Series F Preferred Stock"). Each share of the Series F Preferred Stock is convertible into 50 shares of Common Stock. Six percent dividends accrue on the Series F Preferred Stock and may be paid in cash or in Common Stock depending on the Registrant's operating cash flow. The Series F Preferred Stock is senior to the Registrant's Common Stock and junior in priority to the Registrant's Series A, C, D and E Preferred Stock in liquidation. Except as required by law and in the case of various actions affecting the rights of the Series F Preferred Stock, holders of the Series F Preferred Stock are not entitled to vote on matters requiring shareholder vote. While the Series F Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Registrant. The Series F Preferred Stock may be redeemed in whole or in part, at the option of the Registrant, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption. Currently no shares of Series F Preferred Stock are outstanding. However, the Registrant has issued 10% secured convertible promissory notes in the principal amount of $400,000, which are convertible into 400,000 shares of Series F Preferred Stock.

Series G Preferred Stock

The Registrant has designated 3,000,000 shares out of its 10,000,000 shares of authorized preferred stock as Series G Preferred Stock. Each share of the Series G Preferred Stock is convertible into 50 shares of Common Stock. Eight percent dividends accrue on the Series G Preferred Stock and may be paid in cash or in Common Stock depending on the Registrant's operating cash flow. The Series G Preferred Stock is senior to the Registrant's Common Stock and junior in priority to the Registrant's Series A, C, D, E and F Preferred Stock in liquidation. Except as required by law and in the case of various actions affecting the rights of the Series G Preferred Stock, holders of the Series G Preferred Stock are not entitled to vote on matters requiring shareholder vote. While the Series G Preferred Stock is outstanding or any dividends thereon remain unpaid, no Common Stock dividends may be paid or declared by the Registrant. The Series G Preferred Stock may be redeemed in whole or in part, at the option of the Registrant, at any time at a price of $1.00 per share plus any undeclared and/or unpaid dividends to the date of redemption. Currently 816,650 shares of Series G Preferred Stock are outstanding.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of the Registrant appearing in the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, have been audited by Ham, Langston & Brezina, L.L.P., independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ham, Langston & Brezina, L.L.P. pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The validity of the securities that may be offered under the Registrant's 2006 Stock Incentive Plan will be passed upon by Allen Matkins Leck Gamble Mallory & Natsis LLP ("Allen Matkins"), counsel to the Registrant. As of April 11, 2006, Roger S. Mertz, partner of Allen Matkins, owned 1,583,333 shares of Common Stock of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act (the "Miscellaneous Laws") authorizes corporations to include a provision in their articles of incorporation limiting or eliminating the personal liability of directors to corporations or its shareholders for monetary damages for an act or omission in the director's capacity as a director. The Registrant's Amended and Restated Articles of Incorporation limit the liability of directors to the fullest extent permitted by the Miscellaneous Laws. Specifically, directors of the Registrant shall not be liable except for:

•	a breach of the director's duty of loyalty to the Registrant or its shareholders;

•	an act or omission not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

•	an act or omission for which the liability of the director is expressly provided by an applicable statute; or

•	an act related to an unlawful stock repurchase or payment of a dividend.

The inclusion of this provision in the Amended and Restated Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Registrant and its shareholders.

Article 2.02-1 of the Texas Business Corporation Act (the "TBCA" ) provides that a corporation may indemnify any director or officer who was, is or is threatened to be made, a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

The Registrant's Bylaws also provide for indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA.

Texas law permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1 of the TBCA. The Registrant maintains directors' and officers' liability insurance policies to cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.    EXHIBITS

Exhibit Number	Document
5.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP

10.1	Positron Corporation 2006 Stock Incentive Plan

23.1	Consent of Allen Matkins Leck Gamble & Mallory LLP (included as part of Exhibit 5.1 hereto)

23.2	Consent of Ham, Langston & Brezina, L.L.P.

24.1	Power of Attorney (included at page 4 of the Registration Statement)

ITEM 9.    UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Positron Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on the 12th day of April, 2006.

Positron Corporation (a Texas corporation)

/s/ Patrick G. Rooney
Patrick G. Rooney Chairman of the Board

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Patrick G. Rooney, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick G. Rooney Patrick G. Rooney	Chairman of the Board (Principal Executive Officer)	April 12, 2006

/s/ Corey N. Conn Corey N. Conn	Chief Financial Officer (Principal Accounting Officer)	April 12, 2006

/s/ Sachio Okamura Sachio Okamura	Director	April 12, 2006

/s/ Dr. Anthony C. Nicholls Dr. Anthony C. Nicholls	Director	April 12, 2006

EXHIBIT INDEX

Exhibit Number	Document
5.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP

10.1	Positron Corporation 2006 Stock Incentive Plan

23.1	Consent of Allen Matkins Leck Gamble & Mallory LLP (included as part of Exhibit 5.1 hereto)

23.2	Consent of Ham, Langston & Brezina, L.L.P.

24.1	Power of Attorney (included as page 4 of the Registration Statement)